Exhibit 10.11

OPERATIONAL AGENCY AGREEMENT

This Agency Agreement (the “Agreement”) is made and entered into this 2nd day of October, 2013, (the “Effective Date”) by and among Cubic Asset LLC (“Counterparty”), a Delaware limited liability company, and BP Energy Company (“BP”), a Delaware corporation.  Counterparty and BP are sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

ARTICLE I. DEFINITIONS AND INTERPRETATION

1.1 Definitions.  The following terms when used herein shall have the meanings set forth below.

“Bankruptcy” means with respect to any Party, (i) the filing by such Party of a petition or the commencement of, or the acquiescence in the commencement of, a proceeding or cause of action under any bankruptcy, insolvency or similar law providing for the protection from its creditors, or a Party having any such proceeding or cause of action filed or commenced against it and such proceeding shall continue undismissed for fifteen (15) days or an order or decree approving or ordering any of the foregoing shall be entered; (ii) the seeking by such Party of the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property, or consenting to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it; (iii) the making of an assignment or any general arrangement for the benefit of its creditors, (iv) such Party admitting its inability to pay its debts as they fall due, or (v) such Party becoming bankrupt or insolvent (however documented or evidenced), or (vi) such Party making an general assignment for the benefit of its creditors.

“Business Day” means all Days except Saturdays, Sundays or Federal Reserve Bank holidays.

“Commodity Charges” shall mean all commodity charges, ACA surcharges, GRI surcharges and other tariff charges assessed by a Pipeline pursuant to the approved tariff or governing documents of such Pipelines as a result of the actual transportation of Gas.

“Day” means a period of 24 consecutive hours, starting at 9:00 a.m. central prevailing time on any calendar day.

“Delivery Point(s)” shall mean the delivery point(s) specified in the Transportation Agreements.

“Demand Charges” shall mean any and all demand/reservation charges assessed by a Pipeline pursuant to the approved tariff of such Pipeline.

“Fuel” means the quantity of Gas consumed by a Pipeline in transporting Gas and includes any provision by such pipeline for lost and unaccounted for Gas, as determined in accordance with the approved tariff or governing documents of such Pipeline.

“Gas” means any mixture of hydrocarbons and non-combustible gases in a gaseous state consisting primarily of methane.

“Gas Supply Contract(s)” means the contract for the sale of Gas from Counterparty to BP; as such contracts are identified on Exhibit A.

“Gas Supply Obligations” means any Gas purchased by BP from the Counterparty under the Gas Supply Contract(s).

“Imbalance Charges” means any fees, penalties, costs or charges, (in cash or in kind) assessed by a Pipeline as a result of any differences between the actual measured quantities and scheduled quantities at a receipt or delivery point on any Day, whether as a result of a failure to satisfy the Pipeline’s balance and/or nomination requirements, a violation of a volumetric condition imposed by the Pipeline on any point, or any other conditions/restraints allowing for any such assessment under the applicable tariff or governing documents.

“Month” means the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

“Pipelines” means any one, as applicable, of the pipelines (or storage facilities), including local distribution companies (LDCs), identified in the applicable Transportation Agreement(s).

“Pipeline Capacity” means the capacity on the applicable Pipeline as contracted for by Counterparty pursuant to the applicable Transportation Agreement(s).

“Receipt Point(s)” shall mean the receipt point(s) identified in the Transportation Agreements where the Counterparty delivers Gas under the Gas Supply Contracts.

“Term” shall have the meaning as set out in Section 6.1 of this Agreement.

“Transportation Agreements” means a contract for transportation or storage service to be entered into by and between Counterparty and each Pipeline, the details of which are to be provided by Counterparty to BP in accordance with Section 3.2(h).

ARTICLE II. APPOINTMENT OF AGENT

2.1 BP as Agent.  Counterparty hereby appoints BP to serve as its exclusive agent to manage and administer the Gas Supply Contracts and the Transportation Agreements with respect to the specific duties set forth in Article III throughout the Term of this Agreement.  BP shall have no authority to undertake actions on behalf of the Counterparty that are beyond the scope of the authorizations stated in this Agreement.  Counterparty does not appoint BP to act as its general agent, or as an agent for any other purpose other than the express authorizations granted in this Agreement.  In no event shall BP, in its capacity as agent or otherwise, take title to the Gas being transported under the Transportation Agreements.

2.2 Implementing Notices.  Counterparty shall provide each Pipeline with notices under the applicable Transportation Agreement of the appointment of BP as agent in time for BP to administer and manage the contracts for which it has been given responsibility.  Counterparty further agrees to take any and all actions necessary to facilitate such appointment, including but not limited to executing documents required by the Pipeline.

2.3 Governmental Requirements.  The Parties agree that BP’s services under this Agreement may be subject to local, state, or Federal laws, rules, and regulations (“Governmental Requirements”).  The Parties agree to comply with all Governmental Requirements applicable to this Agreement, and Counterparty agrees that it shall not require or request BP to perform any action, or to omit to perform any action, that BP reasonably believes is required under applicable Governmental Requirements.

2.4 Standard of Care.  BP will perform its duties under this Agreement with the same standard of care that a similarly situated reasonably prudent party would perform the same duties for a similarly situated counterparty.

2.5 Fiduciary Obligation Disclaimer and Waiver.  Notwithstanding the designation of BP as Counterparty’s agent under the terms of this Agreement, Counterparty agrees that BP is not acting in a fiduciary capacity on Counterparty’s behalf and accordingly the Parties do not have a relationship that imposes a higher duty of trust or confidence on BP than the standard imposed with respect to two parties engaged in an arms length agreement, and accordingly Counterparty expressly waives any and all claims that BP owes a fiduciary obligation to the Counterparty.  In furtherance of the foregoing, Counterparty acknowledges that BP currently engages in substantially similar agency activities for other counterparties, and nothing herein shall in any manner be deemed to limit or prohibit BP’s performance of such agency practices on behalf of such other parties, even to the extent that the Counterparty and any such other party may be involved in a business agreement with BP acting as agent for both parties.

ARTICLE III. PERFORMANCE OBLIGATIONS

3.1 BP’s Specific Responsibilities.  BP shall satisfy the following responsibilities under the terms of this Agreement:

(a) based on the timely instructions received from the Counterparty with respect to the Gas Supply Obligations, prepare and submit daily and monthly nominations, as applicable, to facilitate the transport of Counterparty’s Gas using the Pipeline Capacity from the Receipt Point(s), less Fuel, to the Delivery Point(s);

(b) on each Day, manage the applicable Pipeline Capacity on the Pipelines so as to minimize Imbalance Charges, if possible, related to the receipt and delivery of the Gas; and

(c) balance gas transportation activities in accordance with the election, if any, set forth in Section 3.3 of this Agreement, and provide daily, weekly or monthly reports of such activities as requested by the Counterparty.

3.2 Counterparty’s Responsibilities.  In order to enable BP to perform its duties and obligations under this Agreement, Counterparty shall:

(a) timely provide information to BP to facilitate BP’s nomination and scheduling obligations and other obligations under Sections 3.1 and 3.3 such that BP may timely nominate and schedule delivery of the Gas from the Receipt Point(s) to the Delivery Point(s);

(b) take all actions in a timely manner required to effectuate BP’s responsibilities, such as executing applicable agency agreements with the Pipelines, in order to enable BP to provide the services provided for under this Agreement;

(c) provide any relevant information, contracts or related documentation in respect of the Transportation Agreements as necessary;

(d) on each Day, take any action not expressly the responsibility of BP under this Agreement to receive or cause to be received at the applicable Receipt Point(s) under the Transportation Agreements, quantities of Gas in the aggregate equivalent to the timely instructions provided to BP regarding such quantity of Gas scheduled for delivery to BP under the Gas Supply Contracts at the Delivery Point(s) to ensure that Imbalances will not occur, such as updating and notifying BP of any operational changes or circumstances, if applicable, that may impact Counterparty’s Gas requirements as soon as possible;

(e) maintain in full force and effect during the Term, without suspension, the Gas Supply Contracts and the Transportation Agreements;

(f) communicate to BP any applicable Federal or state regulatory matters of which the Counterparty becomes aware which may impact the Gas Supply Contracts or the Transportation Agreements;

(g) hold title at all times during the Term of this Agreement to any Gas made the subject of BP’s agency services under this Agreement; and

(h) provide to BP a complete an accurate Exhibit A detailing the Transportation Agreements in writing on or before October 22nd, 2013.

3.3 Balancing Services.  “Balancing” shall mean the agency service provided by BP for balancing as an individual counterparty as set forth below, with respect to managing the Counterparty’s Gas requirements and resulting financial outcome related to Gas nominations and actual deliveries.  The financial outcome is the economic measure of excess or deficient Gas positions and the financial gains or losses generated from such Gas positions.

1. Counterparty agrees that BP shall balance Counterparty’s Gas requirements on an individual basis and will not combine Counterparty’s daily Gas activities with those of any other BP counterparties.

2. When Counterparty has deficient Gas to meet the Minimum Baseload Amount requirement as set forth in the Transaction Confirmation pursuant to the Gas Supply Contract, the financial outcome of such deficient Gas shall be determined according to the Cover Standard as set forth in the Gas Supply Contract.

3. Economic gains and losses from Balancing Gas requirements shall be quantified for the Counterparty’s account and shall be invoiced to the Counterparty, with any payments being made by, or credit provided to, as the case may be, the Counterparty, with all of the foregoing being done in accordance with the terms of the Gas Supply Contract by and between BP and the Counterparty.

3.4 Risk Allocation.  Notwithstanding Section 3.3, Counterparty assumes all risk of (i) the curtailment, interruption or the unavailability of the Pipeline Capacity due to an event of force majeure or otherwise, either in whole or in part, on any of the Pipelines, and (ii) the failure of the Gas to be transported and delivered to the Delivery Point(s) for any reason whatsoever not attributable to BP’s failure to nominate and schedule in accordance with its duties under this Agreement.

3.5 Responsibility for Charges.  BP shall reimburse Counterparty for any liabilities, costs, damages, Imbalance Charges, Demand Charges and/or Commodity Charges actually incurred by Counterparty solely as a result of BP’s negligent or willful failure to perform its obligations under Sections 3.1 or 3.3 (if applicable).  Notwithstanding the preceding sentence, BP shall not be responsible for any of the foregoing if BP’s failure to perform was caused in whole or in part by (i) Counterparty’s failure to perform its obligations under Section 3.2, (ii) BP’s adherence to instructions received from the Counterparty, or (iii) as a result of BP enforcing its rights and remedies due to a breach of this Agreement by Counterparty.  Counterparty shall be responsible for any and all liabilities, costs, damages, Imbalance Charges, Demand Charges and/or Commodity Charges incurred by Counterparty which are not the express responsibility of BP under this Agreement.

3.6 Timely Instructions.  The timeliness of the instructions provided by the Counterparty for purposes of Sections 3.1 and 3.2 shall be determined by ascertaining whether BP was given a commercially reasonable amount of time from BP’s receipt of the nomination and scheduling instructions from the Counterparty prior to the nominating and scheduling deadlines established by the applicable Pipeline.

ARTICLE IV. CONSIDERATION

4.1 Agent’s Compensation.  In consideration of BP’s performance of the agency services set forth under this Agreement, the Counterparty and BP shall enter into the Gas Supply Contract and the Transaction Confirmation and no additional direct consideration shall be payable to BP for the agency services rendered.

4.2 Audit Rights.  A Party shall have the right, at its own expense, upon reasonable written notice to the other Party and at reasonable times on any Business Day, to examine and audit and to obtain copies of the relevant portion of the books, records, and telephone recordings of the other Party only to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under this Agreement.  This right to examine, audit, and to obtain copies shall not be available with respect to proprietary information not directly relevant to this Agreement.  All invoices and billings shall be conclusively presumed final and accurate and all associated claims for under or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within one year after the Month that the service activities made the subject of the invoices or billings is performed.  All retroactive adjustments under this section shall be paid in full by the Party owing payment within thirty (30) Days of the written notice after the substantiation of such inaccuracy.

ARTICLE V. ACCOUNT STATEMENTS

On or before the 10th Day of each Month, BP shall deliver to Counterparty a statement that sets out for the previous Month a detailed calculation showing the amounts owed under this Agreement whether for the reimbursement of transportation services paid to the Pipelines by BP on the Counterparty’s behalf or otherwise.  On or before the later of the 20th Day of the Month or ten (10) Days subsequent to the date that the statement is delivered by BP, the net amount of each statement shall be paid by the Party owing such amount to the Party owed such amount.  In the event that the payment date is not a Business Day, the payment shall be due on the next Business Day.  If the invoiced party disputes an invoice in good faith, it shall nevertheless submit any undisputed portion of the invoice to the other Party.  Provided further, that the disputing Party must, prior to disputing any invoice, provide supporting documentation for the dispute in accordance with industry practice to the other Party, The Parties shall attempt to resolve the dispute, and in the event they cannot, the Parties may exercise any and all rights and remedies available to such Party under this Agreement, at law or in equity.  In addition to any such rights and remedies, if the disputing Party does not prevail in any subsequent litigation or proceeding with respect to such dispute, it shall also owe the other Party interest at a rate equal to the lower of (i) the then-effective prime rate of interest published under “Money Rates” by The Wall Street Journal, plus two percent (2%) per annum, or (ii) the maximum applicable interest rate allowed by law.  All payments or reconciliations under this Agreement shall be made in United States currency.  Payments under this Agreement shall be effected by wire transfer remittance as set forth in the Gas Supply Contract.

ARTICLE VI. TERM

6.1 Term.  Subject to any other applicable provision of this Agreement, the services to be provided under this Agreement shall commence on November 1, 2013 and shall terminate on August 31, 2017 (the “Term”), unless otherwise extended by the Parties.  Each Party’s obligations regarding payment and indemnification hereunder shall survive the termination or expiration of this Agreement for a period of time equal to the time for which the applicable statute of limitations applies.

6.2 Condition Subsequent.  Notwithstanding anything else to the contrary set forth in this Agreement, this Agreement is subject to the Counterparty providing a complete and accurate Exhibit A hereto in accordance with Section 3.2(h).  If the foregoing condition has not been satisfied, modified or unconditionally waived by BP in writing on or before the date set forth in Section 3.2(h), this Agreement shall thereupon terminate and shall thereafter be of no further force and effect.  If this Agreement is terminated pursuant to this Section 6.2, neither Party shall have any liability to the other Party in respect of any rights or obligations under this Agreement.

ARTICLE VII. TAXES

7.1 Tax Matters.  Each Party is responsible for the economic benefits and burdens related to the consideration received by such Party under this Agreement.  Accordingly, each Party shall report to the Internal Revenue Service or any other applicable taxing authority, all information relevant to the economic benefits and burdens related to this Agreement and shall maintain the necessary records for such tax reporting.  Each Party shall indemnify, defend and hold the other Party harmless as to any costs or liabilities claimed against or incurred by such other Party in connection with claims for Taxes made by third parties or entities, including governmental entities, arising out of the activities made the subject of this Agreement to the extent that such costs or liabilities arise from or relate to all or any portion of the obligations attributable to such Party.  References to “costs” in connection with this section shall include all reasonable and necessary attorneys’ fees and expenses, consultants’ fees, travel expenses, and court costs, including costs incurred to enforce the indemnity obligations.

7.2 Responsibility for Sales and Similar Taxes.  Counterparty shall be solely responsible for all taxes, fees, levies, penalties, licenses or charges imposed by any government authority (collectively “Taxes”) that are currently imposed on the purchase and delivery of the Gas Supply Obligations, including any Taxes attributable to the Counterparty’s capacity on each of the Pipelines under the Transportation Agreements, and any new Taxes that might be imposed on such continued purchases and deliveries.  With respect to BP’s compensation under this Agreement, BP shall be responsible for any Taxes associated with such consideration.

ARTICLE VIII. DEFAULT AND REMEDIES

8.1 Events of Default.  The following actions or inactions by a Party shall constitute an “Event of Default” under this Agreement:

(a) breach of any obligation under this Agreement (save and except for any breach by Counterparty of Sections 3.2(e) which is addressed hereinafter in subsections (c)-(f) or any breach by BP addressed in Section 3.4), if such breach is not cured by the Party in breach within ten (10) Business Days after written notice of such breach from the non-defaulting Party;

(b) the Bankruptcy of a Party;

(c) Counterparty allows a Gas Supply Contract or a Transportation Agreement to be suspended, for any reason other than force majeure, in whole or in part, for a period of greater than five (5) consecutive Days;

(d) Counterparty allows any Gas Supply Contract with BP to be terminated without having a replacement contract with BP for substantially the same quantity on the same material terms and conditions within three (3) Business Days after the original Gas Supply Contract with BP was terminated; or

(e) Counterparty allows any of the Transportation Agreements to be terminated without having a replacement agreement on substantially the same material terms and conditions within three (3) Business Days after the original Transportation Agreement was terminated, provided however that BP may suspend performance on written notice at any time following termination of the original Transportation Agreement, but agrees to resume performance if a new Transportation Agreement on substantially the same material terms and conditions is executed within three (3) Business Days after the original Transportation Agreement was terminated.

8.2 Remedies.  If an Event of Default has occurred and is continuing, the non-defaulting Party may suspend performance on written notice to the defaulting Party and, at its election, terminate this Agreement on written notice to the defaulting Party.  The non-defaulting Party must elect to terminate this Agreement within twenty (20) Business Days of the Event of Default or recommence performance.  During any time that BP suspends performance in accordance with this Section, it shall have no obligation to perform any services of any nature under this Agreement, until such time as the Counterparty has remedied the breach and provided notice thereof to BP.  During any suspension hereunder, Counterparty may notify the Pipelines under the Transportation Agreements that a third party other than BP will handle daily nominations and scheduling of Gas until further notice.  In the event BP resumes performance either as a result of not electing to terminate this Agreement or by informing the Counterparty in writing that it rescinds its suspension of performance, Counterparty shall take all necessary steps with the Pipelines under the Transportation Agreements to facilitate BP’s performance under this Agreement.  Termination of this Agreement shall not preclude or limit the non-defaulting Party from pursuing any other remedy available at law or in equity in respect of the Event of Default under this Agreement, including the pursuit of damages.

ARTICLE IX. MISCELLANEOUS

9.1 No Partnership or Joint Venture.  The obligations and liabilities of the Parties are intended to be several and not joint, and nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture between the Parties, and each Party shall be liable individually and severally for its own obligations under this Agreement.  Both Parties agree that their relationship is strictly as one of principal and agent, as limited by this Agreement and to the express purposes set forth in this Agreement.

9.2 Compliance with Governmental Requirements.  BP and Counterparty shall comply with (i) the nomination and scheduling requirements on the terms and conditions set forth in this Agreement, as such requirements are provided in writing, orally or otherwise to BP by Counterparty, (ii) the Transportation Agreements covering the Pipeline Capacity, and the applicable tariffs or governing documents, and (iii) all applicable Governmental Requirements affecting the transportation and sale of Gas that are related to this Agreement Without limiting the generality of the foregoing, if during the term of this Agreement any governmental agency of competent jurisdiction should determine that the obligations and duties contemplated in this Agreement cannot be performed in accordance with applicable Governmental Requirements, wholly or in part, the Parties shall immediately suspend performance under this Agreement.  BP and Counterparty shall, within ten Days of such a determination, meet to determine whether this Agreement can be revised so that the transactions contemplated herein can be performed fully in accordance with applicable Governmental Requirements.  In the absence of a superseding written agreement between the Parties following such event and following such meeting, this Agreement shall terminate with no damages being owed by either Party to the other.

9.3 Further Assurances.  The Parties agree to execute and deliver such additional instruments or documents as may be necessary to carry out the purposes of this Agreement.

9.4 Assignment.  Neither Party may assign this Agreement to any third party without the express written consent of the other Party, which consent may not be unreasonably withheld.  Any attempted assignment of this Agreement in violation of this Section shall be void and of no force and effect.  This Agreement shall inure to the benefit of and bind the respective successors, heirs, representatives and permitted assigns of the Parties.

9.5 Governing Law and Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to its conflicts of laws rules or principles.  The Parties hereby submit to the jurisdiction and venue of the courts in the State of Texas for purposes of any litigation related to the Agreement.

9.6 Notices.  Any communications between the Parties hereto or notices provided herein to be delivered may be delivered to the following addresses:

If to Counterparty:		If to BP:

Cubic Asset LLC 9870 Plano Road Dallas, Texas 75238		BP Energy Company 201 Helios Way Houston, TX 77079 Attention: Senior Attorney – Gas

Phone:	972 686-0369	Phone:	713 323 2304
Fax:	972 681-9687	Fax:	713 323 7472

All notices and communications required or permitted to be delivered hereunder shall be in writing and shall be considered as properly delivered (i) when delivered in person, (ii) on the next delivery Day after placed with an overnight delivery service (including Federal Express, Emery, DHL, Air Borne and other similar overnight delivery services) and designated for next-Day service with proof of delivery, or (iii) if delivered by facsimile, upon the sending Party’s transmission of such notice or communication with proof of successful transmission, provided that the Day on which such facsimile is transmitted is a Business Day.  If the Day on which the facsimile is transmitted is not a Business Day or the transmission is made after 5:00 p.m. on a Business Day at the recipient’s location, then such facsimile shall be deemed to have been delivered and received on the next following Business Day.  Any Party shall have the right to change its address for notices hereunder to any other location within the continental United States or Canada by giving thirty (30) Days notice to the other Parties in the manner set forth hereinabove.

9.7 Release and Indemnity.  BP agrees to fully indemnify, defend and hold Counterparty harmless, including its respective directors, officers, employees, agents and representatives, from and against any and all claims, causes of action, disputes, demands, threats of litigation or arbitration, costs, expenses, damages, injuries, obligations, liabilities, losses, liens, encumbrances, judgments, settlements, interests, awards of every kind and character without limitation, including any and all reasonable attorney’s fees and expenses as well as costs of court or arbitration, arising from, under or as a result of claims related to title, personal injury (including death), and property damage, whether created by law, contract, strict liability, tort, judgment, voluntary settlement or in equity (collectively all of the foregoing being “Claims”), made by all persons or entities to the extent that such Claims are attributable to the negligence or willful misconduct of BP in performing its duties under this Agreement, unless BP is being indemnified for such Claims by Counterparty under this Agreement.  Similarly, Counterparty agrees to fully indemnify, defend and hold BP harmless, including its respective directors, officers, employees, agents and representatives, from and against any and all Claims made by all persons or entities to the extent that such Claims are related in any manner to the Transportation

Agreements or the Gas Supply Contracts, unless the Counterparty is being indemnified for such Claims by BP under this Agreement.

9.8 Limitation on Damages.  Save and except to the extent it is related to any Party’s indemnity obligations under this Agreement, no Party, nor its directors, trustees, agents, officers, or employees, shall be liable to any other Party, its directors, trustees, agents, officers, or employees, for any punitive, consequential, incidental, indirect, exemplary or special damages arising out of a claim related to this Agreement, whether as a result of breach of contract, breach of warranty, tort liability (including both negligence and strict liability), strict liability or otherwise.

9.9 Authority to Execute.  Each of the Parties to this Agreement represents and warrants that, as of the Effective Date, (i) it has full and complete authority to enter into and perform this Agreement; (ii) the person who executes this Agreement on its behalf has full and complete authority to do so and is empowered to bind it thereby; and (iii) it is not insolvent and has not sought protection from its creditors in Bankruptcy or is otherwise the subject of Bankruptcy.

9.10 Miscellaneous.  This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties and shall not be used to construe or interpret the provisions of this Agreement.  Each provision of this Agreement is intended to be severable.  If any provision of this Agreement is determined to be illegal, invalid or unenforceable, for any reason, then, insofar as is practical and feasible, the remaining portions of this Agreement shall be deemed to be in full force and effect as if such invalid provision was not contained herein.  Except as expressly otherwise provided in this Agreement, all covenants, indemnities, representations, warranties, acknowledgments, agreements, rights and obligations of the Parties under this Agreement, that are capable of having effect after the termination of this Agreement for any reason, shall survive and remain in full force and effect beyond, and not be affected by, the termination of this Agreement.

9.11 Waiver.  One or more waivers of any provision of this Agreement by a Party shall not be construed as a waiver of a subsequent breach or requirement of the same provision, and the consent by a Party to or approval of any act or omission by a Party requiring the other Party’s consent or approval shall not be deemed to waive or render unnecessary such other Party’s consent to or approval of any subsequent similar act or omission by such Party.  Any and all waivers of this Agreement shall only be binding on a Party to the extent that the waiver is in writing.

9.12 Entirety and Amendments.  This Agreement constitutes the entire agreement between the Parties regarding the services to be provided under this Agreement, and supersedes and replaces any prior and contemporaneous communications, understandings and agreements between Counterparty and BP related to such subject matter, whether written or verbal, express or implied.  No modification, amendment, supplementation or alteration of the terms and provisions of this Agreement shall be or become effective except by written amendment executed by the duly authorized representative of the Parties.

9.13 Definitions.  To the extent that any defined terms used in this Agreement are not otherwise defined herein, they shall have the definition set forth in the Gas Supply Contract by and between BP and the Counterparty.

IN WITNESS WHEREOF, and with the intent to be legally bound, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives as of the Effective Date.

CUBIC ASSET LLC		BP ENERGY COMPANY

By:	/s/ Calvin A. Wallen, III	By:	/s/ John T. Allison

Name:	Calvin A. Wallen, III	Name:	John T. Allison

Title:	President	Title:	Vice President

Date:	October 2, 2013	Date:	October 2, 2013

[Signature page:  Operational Agency Agreement]

Exhibit A

Gas Supply Contract(s)

1.              ISDA Master Agreement with ISDA North American Gas Annex as Part 6 to the Schedule thereto dated as of September 30, 2013 between BP and Counterparty

Transportation Agreements

A-1